Exhibit 99.1

Press Release

Contacts:

Ronald W. Guire, Exec. VP, CFO Thomas R. Melendrez, Vice President (510) 668-7000	For Release 8:00 a.m. EST January 19, 2005

Exar Corporation Reports Third Quarter Fiscal 2005 Results

FREMONT, California, January 19, 2005 — Exar Corporation (NASDAQ: EXAR), a leading provider of high-performance, mixed-signal silicon solutions for the worldwide communications infrastructure, today reported third quarter fiscal 2005 results. Revenue for the quarter ended December 31, 2004 was $13.2 million down 6.6% sequentially from $14.2 million recorded in the prior quarter and down 22.5% from $17.1 million for the same period last year.

Network and transmission product revenue in the quarter ended December 31, 2004 was down approximately 10.0% from the prior quarter and down 14.6% from the same period last year. Serial communications product revenue decreased 6.2% from the prior quarter and was down 15.6% as compared to the same period a year ago. The revenue decline for network and transmission products is a result of reduced revenue from two OEM customers. It is the Company’s assessment that the revenue decline for serial communications products is attributable primarily to product transitions for consumer applications.

Third quarter fiscal 2005 operating loss was $1.5 million as compared to operating income of $0.26 million for the previous quarter, which included a gain of $1.2 million from settled litigation matters previously disclosed, and operating income of $0.9 million for the same period last year. Net income on lower revenue for the quarter was $0.8 million as compared to net income of $1.9 million in the previous quarter and net income of $2.2 million for the same period in the prior fiscal year.

For the quarter just ended, EPS was $0.02 per diluted share as compared to $0.04 per diluted share for the second quarter fiscal 2005, of which $0.02 was attributable to the gain on previously disclosed settled litigation matters, and $0.05 per diluted share for the same period last year.

“Although our visibility on market conditions is limited, we expect that the inventory adjustment for our products is nearing completion,” said Roubik Gregorian, acting president and CEO. “As market conditions improve, we believe that we will achieve growth by leveraging our strong balance sheet, customer engagements and design wins.”

Product Summary

During the quarter, the Company greatly enhanced its SONET/SDH product offering with the addition of two new devices: a 2.5 Gbps SONET/SDH OC-48 transceiver with industry-leading jitter performance (25% less jitter than competing solutions), and an OC-48/STM-16, Quad OC-12/STM-4, 16xOC-3/STM-1 SONET framer/concentrator (COBRA) with industry-first features. Both devices extend the Company’s SONET/SDH product portfolio, which targets a wide range of SONET/SDH deployments including DWDM multiplexer/demultiplexers, add/drop multiplexers, optical/digital cross-connects and router line cards. In addition, these devices can be bundled with other Company SONET/SDH solutions enabling modular designs, flexible architectures and low cost systems.

Regulatory Compliance/Current Business Outlook

The Company adheres to the Securities and Exchange Commission’s requirements governing public company reporting obligations. The Company intends to provide its investors, financial analysts, and the general public with guidance each quarter in its earnings news release and its conference calls. The Company will not provide any further guidance or updates on its performance during the quarter unless it does so in a news release, such as this one, or in such other manner that is compliant with Regulation FD and Regulation G, as the case may be, and other applicable laws, rules and regulations.

The Company’s statements about its future financial performance are based on current information and expectations and the Company undertakes no duty to update such statements. The statements are forward-looking and actual results could differ materially due to various risks and uncertainties, some of which are described below. For the fiscal quarter ending March 31, 2005, Exar is currently forecasting revenue to be approximately flat with the prior quarter. The Company projects EPS to be approximately $0.01 per diluted share for the fourth fiscal quarter of 2005.

Earnings Conference Call

Exar invites investors, financial analysts, and the general public to listen to its conference call discussing the Company’s financial results for the third quarter fiscal 2005, today, Wednesday, January 19, at 1:30 p.m. EST. To access the conference call, please dial 877-221-5858 by 1:20 p.m. EST. In addition, a live webcast will also be available. To access the webcast, please go to Exar’s Investors’ Homepage at: www.exar.com. A replay of the conference call will be available starting at 5:30 p.m. EST today until 8:00 p.m. EST on January 26, 2005. To access the replay, please dial 800-642-1687 and use conference ID number 3236034.

Safe Harbor Statement

The Company’s statements about its future financial performance, the anticipated completion of the inventory adjustment, market conditions and our growth prospects are forward-looking statements that involve risks and uncertainties. These risks and uncertainties include global economic and industry conditions, such as the level of capital spending, specifically in telecommunications, and data communications markets; continued softness in demand for network and transmission products; excess inventory levels in the distribution channel relative to customer demand; possible disruption in commercial activities as a consequence of terrorist activity, armed conflict or health issues; successful development, market acceptance and demand for the Company’s products; competitive factors, such as pricing or competing solutions, customer ordering patterns; and the Company’s successful execution of internal performance plans, as well as the other risks detailed from time to time in the Company’s SEC reports, including the Annual Report on Form 10-K for the year ended March 31, 2004, and Quarterly Reports on Form 10-Q for the fiscal quarters ended June 30, 2004 and September 30, 2004.

About Exar

Exar Corporation (NASDAQ: EXAR) designs, develops and markets high-performance, analog and mixed-signal silicon solutions for the worldwide communications infrastructure. Leveraging its industry-proven analog design expertise, system-level knowledge and standard CMOS process technologies, the Company provides OEMs innovative, highly-integrated ICs that facilitate the transport and aggregation of signals in access, metro and wide area networks. The Company’s physical layer silicon solutions address transmission standards such as T/E carrier, ATM and SONET. The Company also provides one of the industry’s most comprehensive families of serial communications solutions. Within this product offering, the low voltage and multi-channel universal asynchronous receiver transmitters are particularly well suited to support high data rate and increasing data transfer efficiency requirements for various industrial, telecom and computer server applications. In addition, the Company offers a portfolio of clock generation and clock distribution devices for a wide range of communications systems. The Company is based in Fremont, CA, had fiscal 2004 revenues of $67.2 million, and employs approximately 265 people worldwide. For more information about the Company visit: www.exar.com.

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EXAR CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)

(Unaudited)

	THREE MONTHS ENDED			NINE MONTHS ENDED DECEMBER 31,
	DECEMBER 31, 2004	SEPTEMBER 30, 2004	DECEMBER 31, 2003
				2004	2003
Net sales	$13,245	$14,181	$17,088	$43,713	$49,334
Cost of sales	4,441	4,522	5,981	14,219	17,668

Gross profit	8,804	9,659	11,107	29,494	31,666

Operating expenses:
Research and development	5,304	5,371	5,338	16,334	16,296
Selling, general and administrative	4,962	5,231	4,874	15,524	14,210

Total operating expenses	10,266	10,602	10,212	31,858	30,506

Gain on legal settlement	—	1,208	—	1,208	—

Income (loss) from operations	(1,462)	265	895	(1,156)	1,160

Interest income and other, net	2,296	1,951	1,745	5,835	5,460
Loss on other long-term investments	—	—	—	—	(6,000)

Total other income(loss), net	2,296	1,951	1,745	5,835	(540)

Income before income taxes	834	2,216	2,640	4,679	620
Provision for income taxes	—	347	448	673	1,324

Net income (loss)	$834	$1,869	$2,192	$4,006	$(704)

Earnings (loss) per share:
Basic earnings (loss) per share	$0.02	$0.05	$0.05	$0.10	$(0.02)

Diluted earnings (loss) per share	$0.02	$0.04	$0.05	$0.09	$(0.02)

Shares used in the computation of earnings (loss) per share:
Basic	41,639	41,400	40,715	41,433	40,488

Diluted	42,539	42,198	42,604	42,385	40,488

EXAR CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	DECEMBER 31, 2004	MARCH 31, 2004
ASSETS

Current assets:
Cash, cash equivalents and marketable securities	$441,945	$436,996
Accounts receivable, net	3,806	7,198
Inventories	3,895	4,183
Other current assets	6,676	4,853

Total current assets	456,322	453,230

Property, plant and equipment, net	27,765	28,919
Other long-term investments	3,738	3,374
Deferred income taxes, net	10,314	10,313
Other non-current assets	1,672	49

Total assets	$499,811	$495,885

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities	$13,748	$15,349
Long-term obligations	231	265

Total liabilities	13,979	15,614

Total stockholders’ equity	485,832	480,271

Total liabilities and stockholders’ equity	$499,811	$495,885